Exhibit 23.6

Consent of Independent Auditors

The Board of Directors of Eagle Rock Energy G&P, LLC and

Unitholders of Eagle Rock Energy Partners, L.P.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Regency Energy Partners, L.P. of our report dated March 12, 2014, with respect to the combined balance sheets of the Midstream Assets of Eagle Rock Energy Partners, L.P. as of December 31, 2013 and December 31, 2012, and the related combined statements of operations, members’ equity, and cash flows for each of the years in the three year period ended December 31, 2013, which report appears in the Form 8-K/A of Regency Energy Partners, L.P. dated March 14, 2014.

/s/ KPMG LLP

Houston, Texas

April 16, 2014